Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Paul Marrone, Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces June Catastrophe Loss Estimate

NORTHBROOK, Ill., July 13, 2011 – The Allstate Corporation (NYSE: ALL) today announced $0.3 billion, pre-tax, in estimated catastrophe losses for the month of June 2011. June catastrophe losses comprised 13 events.

Allstate previously announced $2.0 billion in estimated pre-tax catastrophe losses for the months of April and May 2011, bringing estimated catastrophe losses for the second quarter 2011 to approximately $2.3 billion, pre-tax.

This announcement is made as part of Allstate’s previously announced plan to release month and quarter-to-date catastrophe losses when a monthly estimate exceeds $150 million.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer known for its “You’re In Good Hands With Allstate®” slogan. Now celebrating its 80th anniversary as an insurer, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses. These statements are based on our estimates and assumptions that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Management believes the estimated impact of catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations. However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including in the following:

•                  Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation and the number of areas affected.

•                  It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•                  Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the tornadoes.

•                  The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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